UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
OF THE SECURITIES EXCHANGE ACT OF 1934

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[  ]              Preliminary Information Statement
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Trust for Professional Managers
(Name of Registrant As Specified In Its Charter)

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PMC DIVERSIFIED EQUITY FUND
A SERIES OF TRUST FOR PROFESSIONAL MANAGERS
615 EAST MICHIGAN STREET
MILWAUKEE, WI 53202

____________________________
INFORMATION STATEMENT

NOTICE OF APPOINTMENT OF NEW SUB-ADVISER

A Notice of Internet Availability of this Information Statement is being mailed on or about July 19, 2013 to shareholders of record as of June 20, 2013 (the “Record Date”).  The Information Statement is being provided to shareholders of the PMC Diversified Equity Fund (the “Fund”), a series of Trust for Professional Managers (the “Trust”), a Delaware statutory trust with principal offices located at 615 East Michigan Street, Milwaukee, WI 53202, in lieu of a proxy statement, pursuant to the terms of an exemptive order that the Fund, the Trust and the investment adviser to the Fund, Envestnet Asset Management, Inc. (the “Adviser”), received from the U.S. Securities and Exchange Commission (“SEC”) effective as of September 26, 2007.  The exemptive order permits the Adviser, subject to approval of the Trust’s Board of Trustees (the “Board of Trustees” or the “Trustees”), to enter into or materially amend sub-advisory agreements without obtaining shareholder approval, subject to the condition that an Information Statement (or a Notice of Internet Availability of Information Statement) is provided to shareholders of the Fund.  The Board of Trustees reviews the Fund’s sub-advisory agreements annually.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF
THIS INFORMATION STATEMENT
This Information Statement is available at www.investpmc.com.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

The Fund will bear the expenses incurred with preparing and distributing this Information Statement.  One Notice of Internet Availability of this Information Statement may be delivered to shareholders sharing the same address unless the Fund has received contrary instructions from a shareholder.

YOU MAY OBTAIN A COPY OF THE FUND’S MOST RECENT ANNUAL OR SEMI-ANNUAL REPORT TO SHAREHOLDERS, FREE OF CHARGE, BY VISITING THE FUND’S WEBSITE AT WWW.INVESTPMC.COM, BY WRITING TO THE FUND, C/O U.S. BANCORP FUND SERVICES, LLC, P.O. BOX 701, MILWAUKEE, WI 53201-0701, OR BY CALLING (TOLL-FREE) (866) PMC-7388.

THE ADVISER AND ITS ADVISORY AGREEMENT

Pursuant to an Investment Advisory Agreement dated June 15, 2010 (the “Advisory Agreement”) with the Trust, the Adviser, an Illinois corporation headquartered at 35 East Wacker Drive, Suite 2400, Chicago, Illinois 60601, serves as the investment adviser to the Fund.  The Advisory Agreement was last submitted to a vote of the shareholders of the Fund on June 11, 2010.  Currently, the Advisory Agreement continues in effect from year to year only if such continuance is specifically approved at least annually by the Board of Trustees or by vote of a majority of the Fund’s outstanding voting securities and by a majority of trustees of the Trust who are not parties to the Advisory Agreement or interested persons of any such party, at a meeting called for the purpose of voting on the Advisory Agreement.  The Advisory Agreement is terminable without penalty by the Trust on behalf of the Fund or by vote of a majority of the outstanding voting securities of the Fund, upon 60 days’ written notice when authorized either by a majority vote of the Fund’s shareholders or by a vote of a majority of the Board of Trustees, or by the Adviser upon 60 days’ written notice, and will automatically terminate in the event of its “assignment,” as defined in the Investment Company Act of 1940, as amended (the “1940 Act”).

The Advisory Agreement provides that the Adviser, in the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations or duties under the Advisory Agreement, will not be subject to liability to the Trust or the Fund or any shareholder of the Fund for any act or omission in the course of, or in connection with, rendering services under the Advisory Agreement or for any losses that may be sustained in the purchase, holding or sale of any security by the Fund.  In addition, each party to the Advisory Agreement is indemnified by the other against any loss, liability, claim, damage or expense arising out of the such indemnified party’s performance or non-performance of any duties under the Advisory Agreement, except in the case of willful misfeasance, bad faith or negligence in the performance of its duties or by reason of reckless disregard of it obligations and duties.

As compensation for its services, the Adviser receives the following management fee from the Fund:

Management Fee (as a percentage of average daily net assets)
$500 million or less	More than $500 million but less than $1 billion	$1 billion or more
0.950%	0.925%	0.900%

From the Fund’s management fees, the Adviser pays each of the Fund’s sub-advisers a sub-advisory fee.  The Adviser currently utilizes five sub-advisers, all of whom are currently active in managing the Fund.  Under the Advisory Agreement, the Adviser monitors the performance of the sub-advisers on an ongoing basis.  Factors the Adviser considers with respect to each sub-adviser include, among others:

•	the qualifications of the sub-adviser’s investment personnel;
•	the sub-adviser’s investment philosophy and process; and
•	the sub-adviser’s long-term performance results.

Each sub-adviser serves pursuant to a separate sub-advisory agreement between the Adviser and the sub-adviser under which the sub-adviser manages a portion of the Fund’s investment portfolio allocated to it by the Adviser, and provides related compliance and record-keeping services.

BOARD APPROVAL AND EVALUATION OF THE NEW SUB-ADVISORY AGREEMENT

In June 2013, the Adviser informed the Trust that, as a result of a restructuring within Delaware Management Business Trust (“DMBT”), a Delaware statutory trust, Delaware Investments Fund Advisers (“DIFA”), a newly organized series of DMBT, would replace Delaware Management Company (“DMC”) as a sub-adviser to the Fund.  DIFA and DMC are each a separate series of DMBT.  DMBT believes that segregation of certain sub-advisory services within DIFA will provide greater internal financial and management efficiencies.  At a meeting of the Board of Trustees held June 20, 2013 (the “June 2013 Meeting”), the Board of Trustees, including a majority of the trustees who are not “interested persons” of the Trust within the meaning of the 1940 Act (the “Independent Trustees”), reviewed the various factors relevant to its consideration of the investment sub-advisory agreement between the Adviser and DIFA (the “Sub-Advisory Agreement”) and the Board of Trustees’ legal responsibilities related to such consideration.  After analysis and discussions of the factors identified below, the Board of Trustees, including a majority of the Independent Trustees, approved the Sub-Advisory Agreement for an initial two-year term.

Nature, Extent and Quality of Services Provided by DIFA to the Fund:  The Trustees considered the nature, extent and quality of services to be provided by DIFA to the Fund.  The Trustees considered DIFA’s specific responsibilities in all aspects of day-to-day management of its portion of the Fund’s assets, as well as the qualifications, experience and responsibilities of the portfolio managers who would be involved in the day-to-day activities of the Fund and responsible for the segment of the Fund’s assets managed by DIFA, pursuant to the Sub-Advisory Agreement.  These portfolio managers, Francis X. Morris, Christopher S. Adams, Michael S. Morris and Donald G. Padilla, are the same persons who previously served as portfolio managers to the Fund under the Adviser’s sub-advisory agreement with DMC.  The Trustees concluded that DIFA had sufficient quality and depth of personnel, resources, investment methods and compliance policies and procedures essential to performing its duties under the Sub-Advisory Agreement and that the nature, overall quality and extent of the management services to be provided to the Fund were satisfactory and reliable.

Investment Performance of DIFA:  The Trustees considered the experience and background of the portfolio managers and performance of the segment of the Fund’s assets previously managed by DMC, noting the continuity of portfolio management and investment strategies.  The Trustees concluded that the performance obtained by these portfolio managers was satisfactory under current market conditions.  Although past performance is not a guarantee or indication of future results, the Trustees concluded that the Fund and its shareholders were likely to benefit from DIFA’s management.

Costs of Services Provided and Profitability to be Realized:  The Trustees reviewed and considered the sub-advisory fees payable by the Adviser to DIFA under the Sub-Advisory Agreement.  The Trustees noted that the sub-advisory fee payable to DIFA would be identical to the sub-advisory fee previously paid to DMC by the Adviser.  The Board of Trustees also reviewed information regarding DIFA’s fee schedule for its institutional accounts.  Since DIFA’s sub-advisory fees would be paid by the Adviser, the overall advisory fee paid by the Fund would not be directly affected by DIFA’s sub-advisory fee.  Consequently, the Trustees did not consider the costs of services to be provided by DIFA or its profitability from its relationship with the Fund because the Trustees did not consider these factors as relevant.  Based on all these factors, the Trustees concluded that the sub-advisory fees to be paid to DIFA by the Adviser were reasonable in light of the services to be provided under the Sub-Advisory Agreement.

Benefits Derived from the Relationship with the Fund:  The Trustees considered the direct and indirect benefits that could be received by DIFA from its association with the Fund. The Trustees concluded that the benefits that DIFA may receive appear to be reasonable, and in many cases benefit the Fund.

Extent of Economies of Scale to be Realized:  Since the sub-advisory fees payable to DIFA will not be paid by the Fund, the Trustees did not consider whether the sub-advisory fees should reflect any potential economies of scale that might be realized as the Fund’s assets increase.

The recommendation to approve DIFA as a sub-adviser was made by the Adviser in the ordinary course of its ongoing evaluation of its sub-advisers.  Specifically, the recommendation to approve DIFA to manage a portion of the Fund’s assets was based on the continuing role of the former DMC portfolio managers in the management of the portion of Fund assets allocated to DIFA and an evaluation of the qualifications of DIFA’s investment personnel, investment philosophy and process and long-term performance results, among others factors, including the Adviser’s analysis that DIFA’s investment strategy is complementary to the investment strategy of the Fund’s other sub-advisers and a continuation of the same strategy previously employed by DMC.

Conclusions:  No single factor was determinative in the Trustees’ decision to approve the Sub-Advisory Agreement, but rather the Trustees based their determination on the total mix of information available.  Based on a consideration of all the factors in their totality, the Trustees determined that the Sub-Advisory Agreement, including the sub-advisory fees to be paid hereunder, was fair and reasonable.  The Board of Trustees therefore determined that the approval of Sub-Advisory Agreement would be in the best interests of the Fund and its shareholders.

INFORMATION REGARDING THE SUB-ADVISORY AGREEMENT

The sub-advisory fees each sub-adviser receives for its services to the Fund are paid from the Adviser’s management fees.  For the fiscal year ended August 31, 2012, for its services under its investment advisory agreement with the Trust, the Adviser received a management fee of 0.72% (net of fee waivers) of the average net assets of the Fund, computed daily and payable monthly.  The Adviser has contractually committed to waive its management fees and/or reimburse expenses of the Fund to ensure that Total Annual Fund Operating Expenses (exclusive of front-end or contingent deferred loads, taxes, leverage, interest, brokerage commissions, expenses incurred in connection with any merger or reorganization, dividends or interest expenses on short positions, acquired fund fees and expenses or extraordinary expenses such as litigation) do not exceed 1.40% of the Fund’s average net assets through at least December 29, 2013.  In addition, the Adviser may voluntarily agree to waive a portion of the management fees payable to it above and beyond any amount waived under such agreement.

For the fiscal year ended August 31, 2012, the Fund accrued advisory fees of $728,698.  The Adviser waived $179,973 in management fees.  The advisory fee after waiver was $548,725.  The fees paid to sub-advisers are individually negotiated between the Adviser and each sub-adviser and may vary.  The aggregate sub-advisory fees paid for the fiscal year ended August 31, 2012 were $339,009 or 0.44% of net assets.

The Sub-Advisory Agreement was approved by the Board of Trustees at the June 2013 Meeting for an initial term of two years.  Thereafter, continuance of the Sub-Advisory Agreement will require annual approval by the Board of Trustees or the vote of a majority of the outstanding voting securities of the Fund, and the vote of a majority of the Trustees who are not parties to the Sub-Advisory Agreement or interested persons of any such party.  The Sub-Advisory Agreement is terminable without penalty (i) by the Trust, on behalf of the Fund, by the Board of Trustees, by the Adviser or by the vote of a majority of the outstanding voting securities of the Fund, upon 60 days’ written notice to DIFA, and (ii) by DIFA upon 60 days’ written notice.  The Sub-Advisory Agreement provides that it will terminate automatically in the event of its “assignment” within the meaning of the 1940 Act, except as otherwise provided by applicable law or the exemptive order.

Other than the effective and renewal dates, and the rate of compensation paid by the Adviser to particular sub-advisers, the terms of the Sub-Advisory Agreement are substantially similar to the sub-advisory agreements between the Adviser and the other sub-advisers of the Fund.  The Sub-Advisory Agreement provides that DIFA, among other duties, will make all investment decisions for the portion of the Fund’s assets allocated to DIFA as described in the Fund’s prospectus.  DIFA, subject to the supervision of the Board of Trustees and the Adviser, will conduct an ongoing program of investment, evaluation, and, if appropriate, sale and reinvestment of the portion of the Fund’s assets allocated to DIFA.  DIFA also will perform certain other administrative and compliance-related functions in connection with the management of its allocated portion of the Fund’s assets.

The Sub-Advisory Agreement provides that the Adviser will compensate DIFA on the basis of current net assets of that portion of the Fund’s portfolio allocated to DIFA.  The Adviser compensates DIFA from the management fees that it receives from the Fund.  DIFA generally will pay all expenses it incurs in connection with its activities under the Sub-Advisory Agreement, other than the costs of the Fund’s portfolio securities and other investments.

INFORMATION ABOUT DELAWARE INVESTMENTS FUND ADVISERS

DIFA is a newly-organized series of DMBT, a Delaware statutory trust with principal offices located at One Commerce Square, 2005 Market Street, Philadelphia, PA 19103, and an SEC-registered investment adviser.  DIFA was established specifically to provide sub-advisory services to certain registered investment companies.  As of March 31, 2013, the Delaware Companies (as defined below) had approximately $187 billion in regulatory assets under management.

The following table provides information on the principal executive officers and trustees of DMBT:

Name and Address*	Title and Principal Occupation
Patrick P. Coyne	President – Delaware Management Holdings, Inc., Chairman of the Board – Delaware Investments Family of Funds
J. Scott Coleman, CFA	EVP, Head of Distribution and Marketing
Philip N. Russo	EVP, Chief Administrative Officer
Michael J. Hogan, CFA	EVP, Head of Equity Investments
See Yeng Quek, CFA	EVP, Managing Director, Head of Fixed Income Investments
David P. O’Connor, Esq.	EVP, Strategic Investment Relationships and initiatives and General Counsel
Brian L. Murray, Jr.	SVP, Chief Compliance Officer
Ania Mikson	SVP, Head of Human Resources
* The principal mailing address of each individual is that of DMBT’s/DIFA’s principal offices as stated above.

DIFA is a series of DMBT, a wholly-owned subsidiary of Delaware Management Holdings, Inc., which is located at 2005 Market Street, Philadelphia, PA 19103 (“DMHI,” and together with DIFA and DMBT, the “Delaware Companies”).  DMHI is an indirect wholly-owned subsidiary and under the ultimate control of Macquarie Group Limited, an Australian publicly held company, and global provider of banking, financial, advisory, investment and fund management services.  Macquarie Group Limited, located at No.1 Martin Place Sydney NSW 2000 Australia, indirectly holds substantially all of the stock of the Delaware Companies, with the exception of shares of stock of Delaware Investments U.S., Inc. that are owned by participants in the company’s incentive compensation plan. The Delaware Companies are all indirect subsidiaries of Macquarie Group Limited.

Francis X. Morris, Michael S. Morris, CFA, Christopher S. Adams, CFA, and Donald G. Padilla, CFA, are the co-Portfolio Managers for the segment of the Fund’s assets managed by DIFA.

Francis X. Morris
Francis X. Morris joined the Delaware Companies in 1997 as a vice president and portfolio manager, and is currently the chief investment officer for Core Equity investments.  Mr. Morris is also a member of the firm’s asset allocation committee, which is responsible for building and managing multi-asset class portfolios.  In addition, Mr. Morris serves as a Trustee for the Delaware Companies 401(k) and Retirement Plan.  Prior to joining the firm, Mr. Morris was vice president and director of equity research at PNC Asset Management.  Mr. Morris received a bachelor’s degree from Providence College and holds an MBA from Widener University.  Mr. Morris is currently a member of the Business Advisory Council of the Providence College School of Business.  Mr. Morris is a past president of the CFA Society of Philadelphia and is a member of the CFA Institute.  Mr. Morris is a former officer of the National Association of Petroleum Investment Analysts.

Michael S. Morris, CFA
Michael S. Morris, who joined the Delaware Companies in 1999 as assistant vice president and senior analyst, is currently a portfolio manager on the firm’s Core Equity team.  Mr. Morris also performs analysis and research to support the portfolio management function.  Prior to joining the firm, Mr. Morris worked as a senior equity analyst at Newbold’s Asset Management, covering financial stocks.  Mr. Morris began his investment career in 1993 at Ohio Casualty.  Mr. Morris earned his bachelor’s degree in finance from Indiana University and an MBA from The Wharton School of the University of Pennsylvania.  Mr. Morris is a former member of the Bank and Financial Analysts Association.

Christopher S. Adams, CFA
Christopher S. Adams, who joined the Delaware Companies in 1995, is a portfolio manager on the firm’s Core Equity team.  Mr. Adams also performs analysis and research to support the portfolio management function.  From 1995 to 1998, he was the firm’s vice president, strategic planning.  Prior to joining the Delaware Companies in 1995 as assistant vice president of strategic planning, Mr. Adams had approximately 10 years of experience in the financial services industry in the U.S. and U.K., including positions with Coopers & Lybrand, The Sumitomo Bank, Bank of America, and Lloyds Bank.  Mr. Adams holds both bachelor’s and master’s degrees in history and economics from Oxford University, England, and received an MBA with dual concentrations in finance and insurance/risk management from The Wharton School of the University of Pennsylvania.  Mr. Adams is a past president of the CFA Society of Philadelphia.

Donald G. Padilla, CFA
Donald G. Padilla, who joined the Delaware Companies in 1994, is currently a portfolio manager on the firm’s Core Equity team.  Mr. Padilla also performs analysis and research to support the portfolio management function.  Mr. Padilla joined the Delaware Companies in 1994 as assistant controller in the firm’s treasury function, responsible for managing corporate cash investments, developing financial models, and overseeing the financial operations of the Lincoln Life 401(k) annuities segment.  Prior to joining the Delaware Companies, Mr. Padilla held various positions at The Vanguard Group. Padilla holds a bachelor’s degree in accounting from Lehigh University, and he is a member of the CFA Society of Philadelphia.

Other Investment Companies Advised or Sub-Advised by DIFA.  DIFA does not currently act as adviser or sub-adviser to any registered investment companies having similar investment objectives and policies to those of the Fund.

BROKERAGE COMMISSIONS

For the fiscal year ended August 31, 2012, the Fund paid $56,150 in brokerage commissions.  No brokerage commissions were paid to any affiliated brokers.

For the fiscal year ended August 31, 2012, the Fund did not direct any brokerage transactions to a broker because of research services provided.

ADDITIONAL INFORMATION ABOUT PMC DIVERSIFIED EQUITY FUND

ADMINISTRATOR

U.S. Bancorp Fund Services, LLC, located at 615 East Michigan Street, Milwaukee, WI 53202, serves as the administrator of the Fund.

PRINCIPAL UNDERWRITER

Foreside Fund Services, LLC, a subsidiary of the Foreside Financial Group, located at Three Canal Street, Suite 100, Portland, ME 04101, serves as the principal underwriter and distributor of the Fund.

TRANSFER AGENT

U.S. Bancorp Fund Services, LLC, located at 615 East Michigan Street, Milwaukee, WI 53202, provides transfer agency services to the Fund.

CUSTODIAN

U.S. Bank N.A., located at 1555 North River Center Drive, Suite 302, Milwaukee, WI  53212, provides custody services for the Fund.

FINANCIAL INFORMATION

The Fund’s most recent annual report and semi-annual report are available on request, without charge, by writing to PMC Diversified Equity Fund, c/o U.S. Bancorp Fund Services, LLC, P.O. Box 701, Milwaukee, WI 53201-0701 or calling (toll-free) (866) PMC-7388.

RECORD OF BENEFICIAL OWNERSHIP

A principal shareholder is any person who owns of record or beneficially 5% or more of the outstanding shares of the Fund.  A control person is one who owns beneficially or through controlled companies more than 25% of the voting securities of a company or acknowledges the existence of control.  Shareholders with a controlling interest could affect the outcome of voting or the direction of management of the Fund.  For each control person listed that is a company, the jurisdiction under the laws of which the company is organized (if applicable) and the company’s parent entity are listed.  As of the Record Date, the following shareholders were considered to be either a control person or principal shareholder of the Fund:

Name and Address	Number of Shares	% of Ownership	Type of Ownership	Parent Company	Jurisdiction
NFS LLC FEBO Scott D. Grinis Regina F. Grinis 425 Distel Dr. Los Altos, CA 94022-1716	82,240,035.12	50.68%	Record	N/A	N/A
Pershing LLC PO Box 2052 Jersey City, NJ 07303-2052	64,518,684.50	39.76%	Record	The Bank of New York Mellon Corporation	NY

As of the date of this Information Statement, the Board members and officers of the Trust as a group did not own any outstanding shares of the Fund.

SHAREHOLDER PROPOSALS

The Fund is not required to hold regular meetings of shareholders each year. Meetings of shareholders are held from time to time and shareholder proposals intended to be presented at future meetings must be submitted in writing to the Fund in reasonable time prior to the solicitation of proxies for the meeting.

DELIVERY OF SHAREHOLDER DOCUMENTS

Only one copy of the Notice of Internet Availability of this Information Statement and other documents related to the Fund, such as annual reports, proxy materials, quarterly statements, etc., is being delivered to multiple shareholders sharing an address, unless the Trust has received contrary instructions from one or more shareholders.  Shareholders sharing an address who are currently receiving a single copy of such documents and who wish to receive a separate copy of such documents may make such request by contacting the Fund in writing at PMC Diversified Equity Fund, c/o U.S. Bancorp Fund Services, LLC, P.O. Box 701, Milwaukee, WI 53201-0701 or by calling (toll-free) (866) PMC-7388.  Such copies will be delivered promptly upon request.  Shareholders sharing an address who are currently receiving multiple copies of such documents and who wish to receive delivery of a single copy of such documents may make such request by contacting the Fund at the same address or telephone number.

PMC DIVERSIFIED EQUITY FUND
A SERIES OF TRUST FOR PROFESSIONAL MANAGERS
615 EAST MICHIGAN STREET
MILWAUKEE, WI 53202

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF INFORMATION STATEMENT

July 19, 2013

This Notice presents only an overview of the more complete Information Statement that is available to you on the internet relating to the PMC Diversified Equity Fund (the “Fund”), a series of Trust for Professional Managers (the “Trust”).  We encourage you to access and review all of the important information contained in the Information Statement.

The Fund and the Trust have made the following material available for view:

Information Statement

The Information Statement details a recent sub-adviser change related to the Fund.  Specifically, the Board of Trustees of the Trust (the “Board of Trustees”) has approved a new sub-advisory agreement on behalf of the Fund between Envestnet Asset Management, Inc. (“Envestnet”), the investment adviser to the Fund, and Delaware Investments Fund Advisers.  The new sub-advisory agreement was effective on June 20, 2013.

Envestnet and the Trust have received an exemptive order (the “Manager of Managers Order”) from the U.S. Securities and Exchange Commission.  This Manager of Managers Order permits Envestnet to enter into and materially amend sub-advisory agreements (with non-affiliated entities) with the approval of the Board of Trustees, including a majority of Trustees who are not parties to the agreement and are not interested persons, as defined in the Investment Company Act of 1940, as amended, of the parties to the agreement, without obtaining shareholder approval.  The Manager of Managers Order requires that the Information Statement be provided to you.

By sending you this Notice, the Fund and the Trust are notifying you that they are making the Information Statement available to you online in lieu of mailing you a copy.  You may print and view the full Information Statement on the Fund’s website at www.investpmc.com until at least October 17, 2013.  You may request a paper or email copy of the Information Statement, free of charge, by contacting the Fund in writing at PMC Diversified Equity Fund, c/o U.S. Bancorp Fund Services, LLC, P.O. Box 701, Milwaukee, WI, by emailing ClientServices@envestnetpmc.com, or by calling (toll-free) (866) PMC-7388 on or before October 17, 2013.  If you do not request a paper or email copy by this date, you may not otherwise receive a copy.

If you want to receive a paper copy of the Information Statement, you must request one.

There is no charge to you for requesting a copy.